                           OFFER TO PURCHASE FOR CASH
           UP TO 6,585,225 OF THE OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                            FUISZ TECHNOLOGIES LTD.

                                       AT

                          $7.00 NET PER SHARE IN CASH

                                       BY

                       ABCI ACQUISITION SUB. CORPORATION

                           A WHOLLY-OWNED SUBSIDIARY
                                       OF

                       BIOVAIL CORPORATION INTERNATIONAL

    THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 26, 1999 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 25, 1999, BY AND AMONG BIOVAIL CORPORATION INTERNATIONAL ("PARENT"), ABCI ACQUISITION SUB. CORPORATION (THE "PURCHASER") AND FUISZ TECHNOLOGIES LTD. (THE "COMPANY"). THE COMPANY'S BOARD OF DIRECTORS HAS APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS, AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN "THE TENDER OFFER--1. TERMS OF THE OFFER; PRORATION; EXPIRATION DATE" AT LEAST 4,602,460 SHARES OF THE OUTSTANDING COMMON STOCK ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION") AND (II) THE EXPIRATION OF ANY WAITING PERIOD UNDER THE ANTITRUST LAWS (AS DEFINED IN "THE TENDER OFFER--14. CERTAIN CONDITIONS OF THE OFFER") APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER AND THE MERGER (THE "ANTITRUST CONDITION"). THE PURCHASER RESERVES THE RIGHT, SUBJECT ONLY TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), TO WAIVE EACH OF THE CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER TO CONSUMMATE THE OFFER TO THE EXTENT PERMITTED BY LAW.

                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                          DONALDSON, LUFKIN & JENRETTE
                                 -------------

July 30, 1999

                                   IMPORTANT

    According to the Company, there were 22,030,723 shares of common stock, $0.01 par value per share, of the Company outstanding as of July 25, 1999. The Purchaser and its affiliates beneficially own 4,209,829 of such shares. Upon completion of the purchase of the 6,585,225 Shares pursuant to the Offer, Parent will benefically own approximately 49% of the outstanding Shares of the Company.

    Any shareholder desiring to tender all or any portion of such shareholder's Shares (as defined herein) should either (1) complete and sign the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedures for book-entry transfer set forth in this Offer to Purchase under the caption "THE TENDER OFFER--3. Procedures for Tendering Shares" or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the shareholder. Shareholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender such Shares.

    A shareholder who desires to tender Shares and whose certificates for Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in this Offer to Purchase under the caption "THE TENDER OFFER--3. Procedures for Tendering Shares."

    Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials, may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Holders of Shares may also contact brokers, dealers, commercial banks and trust companies for assistance concerning the Offer.

                               TABLE OF CONTENTS

                                                                                                                    PAGE
                                                                                                                  ---------
INTRODUCTION....................................................................................................          1

THE TENDER OFFER................................................................................................          4

       1.  Terms of the Offer; Proration; Expiration Date.......................................................          4
       2.  Acceptance for Payment and Payment for Shares........................................................          6
       3.  Procedures for Tendering Shares......................................................................          7
       4.  Withdrawal Rights....................................................................................         11
       5.  Certain United States Federal Income Tax Consequences of the Offer and the Merger....................         11
       6.  Price Range of Shares; Dividends.....................................................................         12
       7.  Effect of the Offer on the Market for the Shares; NASDAQ Listing and Exchange Act Registration;
             Margin Regulations.................................................................................         13
       8.  Certain Information Concerning the Company...........................................................         14
       9.  Certain Information Concerning Parent and the Purchaser..............................................         16
      10.  Source and Amount of Funds...........................................................................         21
      11.  Background of the Offer; Contacts with the Company...................................................         21
      12.  Purpose of the Offer and the Merger; Plans for the Company; the Merger Agreement.....................         24
      13.  Dividends and Distributions..........................................................................         32
      14.  Certain Conditions of the Offer......................................................................         32
      15.  Certain Legal Matters; Regulatory Approvals..........................................................         34
      16.  Fees and Expenses....................................................................................         35
      17.  Miscellaneous........................................................................................         35

Schedule I-- Information Concerning the Directors and Executive Officers of Parent and the Purchaser............
                                                                                                                        I-1

To the Holders of Common Stock of Fuisz Technologies Ltd.:

                                  INTRODUCTION

THE OFFER

    ABCI Acquisition Sub. Corporation, a Delaware company (the "Purchaser") and a wholly-owned subsidiary of Biovail Corporation International, an Ontario, Canada corporation ("Parent"), hereby offers to purchase up to 6,585,225 of the outstanding shares (collectively, the "Shares") of common stock, par value $.01 per share (the "Company Common Stock"), of Fuisz Technologies Ltd., a Delaware corporation (the "Company"), at a purchase price of $7.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). The Company has informed the Purchaser that there were 22,030,723 Shares of Company Common Stock outstanding as of July 25, 1999. The Purchaser and its affiliates beneficially own 4,209,829 of such Shares. If 6,585,225 Shares are purchased pursuant to the Offer, Parent will beneficially own approximately 49% of the outstanding Company Common Stock.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS, INCLUDING (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE SUCH NUMBER OF SHARES THAT WOULD SATISFY THE MINIMUM CONDITION AND (II) THE EXPIRATION OF ANY WAITING PERIOD UNDER THE ANTITRUST LAWS (AS DEFINED IN "THE TENDER OFFER--14. CERTAIN CONDITIONS OF THE OFFER") APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER AND THE MERGER (THE "ANTITRUST CONDITION"). THE OFFER IS SUBJECT TO OTHER TERMS AND CONDITIONS AS DESCRIBED IN "THE TENDER OFFER--14. CERTAIN CONDITIONS OF THE OFFER." THE PURCHASER RESERVES THE RIGHT, SUBJECT ONLY TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), TO WAIVE EACH OF THE CONDITIONS (OTHER THAN THE MINIMUM CONDITION) TO THE OBLIGATIONS OF THE PURCHASER TO CONSUMMATE THE OFFER TO THE EXTENT PERMITTED BY LAW.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 25, 1999 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by the Purchaser and further provides that, after the purchase of Shares pursuant to the Offer and subject to the satisfaction or waiver of certain conditions set forth therein, the Purchaser will be merged with and into Company (the "Merger"), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. The surviving corporation of the Merger is referred to herein as the "Surviving Corporation."

    In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than shares held by Parent, the Purchaser, any direct or indirect wholly-owned subsidiary of Parent, in the treasury of the Company or by any direct or indirect wholly-owned subsidiary of the Company) will be converted into the right to receive a fraction of a common share, no par value, of Parent (the "Parent Common Stock") based on an exchange ratio determined as follows: (i) if the average of the daily closing prices per share of Parent Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions Reporting System, as reported in The Wall Street Journal for the fifteen trading days ending on the date immediately prior to the second full NYSE trading day immediately preceding the Closing Date ("the Average Trading Price"); is less than $45.00, the Exchange Ratio shall equal .1556; (ii) if the Average Trading Price is greater than or equal to $45.00, but less than or equal to $58.625, the Exchange Ratio shall equal a fraction (rounded to the nearest ten-thousandth) determined by dividing $7.00 by the Average Trading Price; (iii) if the Average Trading Price is greater than $58.625 but less than or equal to $62.810, the Exchange Ratio shall equal .1194 and (iv) if the Average Trading Price is greater than $62.810, the Exchange Ratio shall equal a fraction (rounded to the nearest ten-thousandth) determined by dividing $7.50 by the Average Trading Price subject to adjustment as provided in the Merger Agreement (the "Merger Consideration" and, together with the Offer Price, the "Consideration"). On July 23, 1999, the last full day of trading prior to the announcement of the execution of the Merger Agreement, the reported last sale price of the Parent Common Stock on the NYSE was $58 5/8 per share of Parent Common Stock. Shareholders are urged to obtain a current market quotation for the Parent

Common Stock. The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including (i) the Minimum Condition and (ii) the Antitrust Condition See "THE TENDER OFFER--12. Purpose of the Offer and the Merger; Plans for the Company; the Merger Agreement."

    THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT AND DETERMINED THAT THE TERMS OF EACH OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS, AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER.

    THE COMPANY'S FINANCIAL ADVISOR, WARBURG DILLON READ LLC ("WARBURG DILLION READ"), HAS DELIVERED TO THE COMPANY'S SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS A WRITTEN OPINION, DATED JULY 25, 1999, TO THE EFFECT THAT, AS OF THE DATE OF SUCH OPINION AND BASED ON AND SUBJECT TO THE MATTERS STATED THEREIN, THE CONSIDERATION TO BE RECEIVED IN THE OFFER AND THE MERGER, TAKEN TOGETHER, BY THE HOLDERS OF COMPANY COMMON STOCK (OTHER THAN PARENT AND ITS AFFILIATES) WAS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH HOLDERS. THE FULL TEXT OF WARBURG DILLION READ'S OPINION, WHICH SETS FORTH THE MATTERS CONSIDERED, ASSUMPTIONS MADE AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY WARBURG DILLION READ, ARE CONTAINED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH IS BEING MAILED TO THE COMPANY'S SHAREHOLDERS HEREWITH. SHAREHOLDERS ARE URGED TO, AND SHOULD, READ WARBURG DILLION READ'S OPINION CAREFULLY IN ITS ENTIRETY.

    Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. However, any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such shareholder or other payee pursuant to the Offer. See "THE TENDER OFFER--5. Certain United States Federal Income Tax Consequences." Purchaser will pay all charges and expenses of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), which is acting as the Dealer Manager (the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., as depositary (the "Depositary"), and MacKenzie Partners, Inc. as Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer. For a description of the fees and expenses, see "THE TENDER OFFER--16. Fees and Expenses."

    The Merger Agreement is more fully described in "THE TENDER OFFER--12. Purposes of the Offer and the Merger; Plans for the Company; the Merger Agreement." Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger Agreement are described in "THE TENDER OFFER--5. Certain United States Federal Income Tax Consequences."

                                    *  *  *

    THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. ALSO SEE "THE TENDER OFFER--17. MISCELLANEOUS" FOR INFORMATION REGARDING CERTAIN ADDITIONAL DOCUMENTS FILED WITH THE COMMISSION IN CONNECTION WITH THE OFFER.

    INFORMATION APPEARING OR INCORPORATED HEREIN IN RESPECT OF THE COMPANY, THE COMPANY'S BOARD OF DIRECTORS AND WARBURG DILLION READ'S OPINION HAS BEEN FURNISHED TO THE PARENT AND PURCHASER BY THE COMPANY OR OBTAINED FROM PUBLISHED SOURCES. WHILE PARENT AND THE PURCHASER HAVE NO REASON, AS OF THE DATE OF THIS OFFER TO PURCHASE, TO BELIEVE THAT SUCH INFORMATION IS INCORRECT IN ANY MATERIAL RESPECT, NONE OF THE PARENT, THE PURCHASER OR ANY REPRESENTATIVE OF ANY OF THE FOREGOING ASSUMES ANY LIABILITY THEREFOR.

    THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE SHAREHOLDERS OF THE COMPANY OR ANY OFFER TO SELL OR SOLICITATION OF OFFERS TO BUY PARENT COMMON STOCK OR OTHER SECURITIES. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS PURSUANT TO THE REQUIREMENTS OF

SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), AND ANY OFFER WILL BE MADE ONLY THROUGH A REGISTRATION STATEMENT AND PROSPECTUS PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1993, AS AMENDED (THE "SECURITIES ACT"), WHICH PROSPECTUS WILL ALSO CONSTITUTE A PROXY STATEMENT FOR THE MEETING OF SHAREHOLDERS OF THE COMPANY RELATING TO THE MERGER (THE "PROXY STATEMENT/PROSPECTUS").

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SHARES.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER; PRORATION; EXPIRATION DATE

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for up to 6,585,225 of the outstanding Shares of Company Common Stock (the "Maximum Number of Shares") validly tendered prior to the Expiration Date and not withdrawn in accordance with "THE TENDER OFFER--4. Withdrawal Rights." The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date at least 4,602,460 Shares (the "Minimum Condition"). The term "Expiration Date" means 12:00 midnight, New York City time, on August 26, 1999, unless and until the Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

    If more than the Maximum Number of Shares are validly tendered prior to the Expiration Date and not properly withdrawn, the Purchaser will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for only the Maximum Number of Shares on a pro rata basis, with adjustments to avoid purchases of fractional Shares, based upon the number of Shares validly tendered prior to the Expiration Date and not properly withdrawn.

    In the event that proration of tendered Shares is required, because of the difficulty of determining precisely the number of Shares validly tendered and not withdrawn (due in part to the guaranteed delivery procedure described in "THE TENDER OFFER--3. Procedures for Tendering Shares"), the Purchaser does not expect to be able to announce the final results of such proration or pay for any Shares until at least five Nasdaq National Market ("NASDAQ") trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain such information from the Information Agent and may also be able to obtain such information from their brokers.

    Consummation of the Offer is conditioned upon, among other things, satisfaction of each of the Minimum Condition and the Antitrust Condition. The Offer also is subject to certain other conditions set forth in "THE TENDER OFFER--14. Certain Conditions of the Offer" (together with the Minimum Condition and the Antitrust Condition, the "Offer Conditions").

    Pursuant to the terms of the Merger Agreement, Parent and the Purchaser expressly reserve the right (but are not obligated) to waive any or all of the Offer Conditions to the extent permitted by law. If any of the Offer Conditions are not satisfied prior to the Expiration Date, Parent and the Purchaser reserve the right (but are not obligated) to (i) decline to purchase any or all of the Shares tendered and terminate the Offer, and return all such tendered Shares to tendering shareholders, (ii) waive any or all Offer Conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered and not theretofore withdrawn, (iii) subject to the terms of the Merger Agreement, extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended or (iv) subject to the terms of the Merger Agreement, otherwise amend the Offer. In addition, Parent has agreed in the Merger Agreement that it will not, without the consent of the Company, (i) decrease the Offer Price, (ii) waive the Minimum Condition, (iii) change the form of consideration payable in the Offer, (iv) decrease the number of Shares sought to be purchased in the Offer, (v) change the conditions set forth in "THE TENDER OFFER--14. Certain Conditions of the Offer," (vi) impose additional conditions to the Offer or
(vii) amend any other term of the Offer in a manner adverse to the Company's shareholders.

    Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, except as described below, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of the occurrence of any of the events specified in "THE TENDER OFFER--14. Certain Conditions of the Offer," by giving oral or written notice to the Depositary, as described below, to (i) extend the period of time during which the Offer is open, and thereby delay acceptance of such payment of, and the payment for any Shares and (ii) amend the Offer in any other respect. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw any tendered Shares. See "THE TENDER OFFER--4. Withdrawal Rights."

    There can be no assurance that Parent will exercise its right to extend the Offer (other than as required by the Merger Agreement). In the Merger Agreement, Parent has agreed to extend the Offer, from time to time to the extent any conditions to the Offer reasonably capable of being satisfied have not been satisfied on the applicable expiration date but not beyond the 55th business day from and including the business day the Offer commences. Any such extension shall not be for a period greater than the period of time Parent reasonably expects to be necessary to satisfy such conditions.

    If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in "THE TENDER OFFER--4. Withdrawal Rights." However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

    Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act. Without limiting the obligations of the Purchaser under such Rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release to the Business Wire. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days generally is required to allow for adequate dissemination of information concerning the change to shareholders.

    The Company has provided the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, the Maximum Number of Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with "THE TENDER OFFER--4. Withdrawal Rights") promptly after the Expiration Date. Any determination concerning the satisfaction of such terms and conditions shall be within the sole discretion of the Purchaser. See "THE TENDER OFFER--4. Withdrawal Rights." Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or, subject to the applicable rules of the Commission, payment for, Shares in order to comply in whole or in part with any applicable law. See "THE TENDER OFFER--15. Certain Legal Matters; Regulatory Approvals." Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer).

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificate(s) representing tendered Shares (the "Share Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares (if such procedure is available) into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "THE TENDER
OFFER--3. Procedures for Tendering Shares," (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an Agent's Message (as defined herein) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to such tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE FOR SHARES BE PAID BY THE PURCHASER BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

    In the Merger Agreement, Parent has agreed that, following the satisfaction or waiver of all of the conditions to the Offer, the Purchaser shall accept for payment, in accordance with the terms of the Offer, the Maximum Number of Shares which are validly tendered and not withdrawn as soon as practicable thereafter, except as otherwise consented to by the Company. If, for any reason whatsoever, acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described in "THE TENDER OFFER--4. Withdrawal Rights."

    If more than 6,585,225 Shares are validly tendered prior to the Expiration Date and not withdrawn, Purchaser will, upon the terms and subject to the conditions of the Offer, accept such Shares for payment on a PRO RATA basis, with adjustments to avoid purchases of fractional Shares, based upon the number of Shares validly tendered prior to the Expiration Date and not withdrawn.

    Because of the difficulty of determining precisely the number of Shares validly tendered and not withdrawn, if proration is required, Purchaser would not expect to announce the final results of proration until approximately seven NASDAQ trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares may obtain such preliminary information from the Depositary, and may also be able to obtain such preliminary information from their brokers. Purchaser will not pay for any Shares accepted for payment pursuant to the Offer until the final proration factor is known.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer (including due to proration if more than the Maximum Number of Shares of the Company are tendered) or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in "THE TENDER OFFER--3. Procedures for Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    If, prior to the Expiration Date, the Purchaser increases the consideration offered to shareholders pursuant to the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased pursuant to the Offer, regardless of whether those Shares were tendered prior to or after the increase in consideration.

    Subject to the provisions of the Merger Agreement, Parent may assign its rights and obligations under the Merger Agreement or those of Acquisition Sub to Parent or any subsidiary of Parent, but in each case no such assignment shall relieve Parent or Acquisition Sub, of its obligations under the Merger Agreement.

    Parent and the Company each will file a Notification and Report Form with respect to the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The waiting period under the HSR Act will expire at 11:59 p.m., New York City Time, on the 30th calendar day after filing of the HSR forms by Parent and the Company, unless the Antitrust Division of the United States Department of Justice (the "Antitrust Division") or the United States Federal Trade Commission (the "FTC") extends the waiting period by requesting additional information or documentary material from Parent and the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City Time, on the 20th day after substantial compliance by Parent and the Company with such request. See "THE TENDER OFFER--15. Certain Legal Matters; Regulatory Approvals" for additional information concerning the HSR Act and the applicability of the antitrust laws to the Offer.

3.  PROCEDURES FOR TENDERING SHARES

    VALID TENDER OF SHARES. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary along with the Letter of Transmittal, (ii) Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case, prior to the Expiration Date, or (iii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

    If Share Certificates are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each delivery. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account at the Book-Entry Transfer Facility with respect to the Shares for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or a facsimile thereof, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

    REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFER TO PURCHASE. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal if the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

    If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made to a person other than the registered holder(s), or if a Share Certificate not accepted for payment is to be returned to a person other than the registered holder(s), or if a portion of the Shares evidenced by such Share Certificate are to be returned because fewer than all of the Shares evidenced by such Share Certificate are to be tendered to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in any of these cases, signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

        (i) the tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

       (iii) the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery.

    Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary, and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    Notwithstanding any other provisions hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time and will depend upon when Share Certificates are received by the Depositary or Book-Entry Confirmations with respect to such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

    The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    APPOINTMENT AS PROXY. Except as otherwise prohibited by Law, by executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints certain designees of the Purchaser as such shareholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser (and any and all non-cash dividends, distributions, rights or other securities issued or issuable in respect of such Shares on or after the date of the Offer). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when and only to the extent that the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of the Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the Company's shareholders, or otherwise, and the Purchaser reserves the right to require that in order for Shares or other securities to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right, in its sole discretion, to reject any or all tenders of

Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, to waive any defect or irregularity in any tender with respect to Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

    The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of Parent, the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

    BACKUP WITHHOLDING. In order to avoid "backup withholding" of federal income tax on payments of the Offer Price pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalty of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such shareholder and payment of the Offer Price to such shareholder pursuant to the Offer may be subject to backup withholding of 31% of the amount payable to such shareholder. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proven in a manner satisfactory to the Purchaser and the Depositary). Noncorporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

    TENDERING SHAREHOLDER'S REPRESENTATION AND WARRANTY; PURCHASER'S ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to Parent, Purchaser and the Company that (a) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and
(b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person's own account unless at the time of tender and at the Expiration Date such person has a "net long position" equal to or greater than the amount tendered in (i) Shares and will deliver or cause to be delivered such Shares for the purpose of tender to the Purchaser within the period specified in the Offer, or (ii) other securities immediately convertible into, exercisable for or exchangeable into Shares ("Equivalent Securities") and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to the Purchaser within the period specified in the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and conditions of the Offer.

    CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY OR THE DEALER MANAGERS. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY

OR THE DEALER MANAGER WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

4.  WITHDRAWAL RIGHTS

    Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after September 27, 1999.

    If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4; subject, however, to the Purchaser's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay for the tendered Shares or return those Shares promptly after termination or withdrawal of the Offer. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if Share Certificates have been tendered) the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the release of such Share Certificates, the serial numbers shown on the particular Share Certificates to be withdrawn must be submitted to the Depositary, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "THE TENDER OFFER--3. Procedures for Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in "THE TENDER OFFER--3. Procedures for Tendering Shares." Withdrawals of Shares may not be rescinded.

    All questions as to the form and validity (including, without limitation, time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, the determination of which will be final and binding. None of Parent, the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Shares properly withdrawn will thereafter be deemed to not have been validly tendered for purposes of the Offer. Withdrawn Shares may be retendered at any time prior to the Expiration Date by following one of the procedures described in "THE TENDER OFFER--3. Procedures for Tendering Shares."

5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER

    The following discussion is a summary of the material federal income tax consequences of the Offer and the Merger to holders of Shares who hold the Shares as capital assets. The discussion set forth below is for general information only and may not apply to certain categories of holders of Shares subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code"), such as foreign holders and holders who acquired such Shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon laws, regulations, rulings, and decisions currently in effect, all of which are subject to change, retroactively or prospectively.

    A shareholder of the Company will recognize gain or loss with respect to Shares exchanged pursuant to the Offer equal to the difference between the amount of cash received and such shareholder's adjusted tax basis in the Shares surrendered pursuant to the Offer, and will recognize gain or loss with respect to Shares exchanged pursuant to the Merger equal to the difference between the fair market value of the Parent Common Stock received and such shareholder's adjusted tax basis in the Shares exchanged pursuant to the Merger.

CHARACTERIZATION OF GAIN OR LOSS

    The gain or loss recognized, if any, by a shareholder of the Company pursuant to the Offer or the Merger will be capital gain or loss and if, as of the date of the exchange pursuant to the Offer or the Merger, as the case may be, the shareholder has held the Shares surrendered for more than one year, such capital gain will be long-term. The amount of any gain or loss recognized and its character as short-term or long-term will be calculated and determined separately for each identifiable block of Shares surrendered pursuant to the Offer and the Merger.

BACKUP WITHHOLDING

    Unless a shareholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury Regulations promulgated thereunder, such shareholder may be subject to withholding tax of 31% with respect to any cash payments received pursuant to the Offer. See the discussion regarding backup withholding in "THE TENDER OFFER--3. Procedures for Tendering Shares." Foreign shareholders should consult with their own tax advisors regarding withholding taxes in general.

    THE ABOVE DISCUSSION MAY NOT APPLY TO CERTAIN CATEGORIES OF SHAREHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS FOREIGN SHAREHOLDERS AND SHAREHOLDERS WHOSE SHARES WERE ACQUIRED PURSUANT TO THE EXERCISE OF ANY EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER, INCLUDING ANY FEDERAL, STATE, LOCAL OR OTHER TAX CONSEQUENCES (INCLUDING ANY TAX RETURN FILING OR OTHER TAX REPORTING REQUIREMENTS) OF THE OFFER AND THE MERGER.

6.  PRICE RANGE OF SHARES; DIVIDENDS

    The principal market for the Shares is the Nasdaq National Market as reported by the Nasdaq National Market and the Dow Jones News Retrieval Service, where the shares of Company Common Stock are traded under the symbol "FUSE." The Company has not paid any dividends or made any distributions to its shareholders. The following table sets forth, for the periods indicated, the high and low sales prices per Share on the Nasdaq National Market as reported by the Nasdaq National Market and the Dow Jones News Retrieval Service and as otherwise reported by published financial sources.

                                                                                                       SALES PRICE
                                                                                                   --------------------
YEAR                                                                                                 HIGH        LOW
-------------------------------------------------------------------------------------------------  ---------  ---------
1997
First Quarter....................................................................................  $   9 1/2  $   5 5/8
Second Quarter...................................................................................     10 1/2      5 3/8
Third Quarter....................................................................................     14 7/8      8 1/2
Fourth Quarter...................................................................................         16          8

                                                                                                       SALES PRICE
                                                                                                   --------------------
YEAR                                                                                                 HIGH        LOW
-------------------------------------------------------------------------------------------------  ---------  ---------
1998
First Quarter....................................................................................     13 3/4      7 5/8
Second Quarter...................................................................................     14 3/8    10 7/16
Third Quarter....................................................................................     12 5/8      7 1/8
Fourth Quarter...................................................................................     14 1/8          6

1999
First Quarter....................................................................................     15 5/8      6 1/4
Second Quarter...................................................................................      9 1/2          3
Third Quarter (through July 29, 1999)............................................................     6 9/32     3 3/16

    On July 23, 1999, the last full trading day prior to the announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on NASDAQ was $5 11/16 per Share. On July 29, 1999, the last full trading day prior to the date hereof, the last reported sales price of the Shares on NASDAQ was $6 1/4 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING AND EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

    MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. Neither Parent nor the Purchaser can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

    NASDAQ NATIONAL MARKET. The purchase of the Shares tendered in response to the Offer will reduce the number of Shares that might otherwise trade publicly and probably will significantly reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. Depending upon the number of shares of Company Common Stock purchased pursuant to the Offer, the Shares may no longer meet the standards of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in NASDAQ (the top tier market of the Nasdaq Stock Market), which require that the issuer have at least 200,000 publicly held shares with a market value of $1 million held by at least 400 stockholders (or 300 stockholders holding round lots) and have net tangible assets of at least $1 million, $2 million or $4 million depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Company Common Stock might nevertheless continue to be included in the NASDAQ with quotations published in the NASDAQ "additional list" or in one of the "local lists." However, if the number of holders of Company Common Stock falls below 300 or the number of publicly held Company Common Stock falls below 100,000, or if there are not at least two market makers for Company Common Stock, the Company Common Stock would no longer qualify for Nasdaq Stock Market reporting, and the Nasdaq Stock Market would cease to provide any quotations. Company Common Stock held directly or indirectly by an officer or director of the Company, or by a beneficial owner of more than 10% of the Company Common Stock, ordinarily will not be considered as being publicly held for this purpose. According to the Company, as of July 28, 1999, there were approximately 272 holders of record of the Company Common Stock and approximately 9,800 beneficial owners and 22,030,723 shares of Common Stock were outstanding. If, as a result of the purchase of Company Common Stock pursuant to the Offer or otherwise, the Company Common Stock no longer meet the NASD requirements for continued inclusion on NASDAQ or in any other tier of the Nasdaq Stock Market, the market of the Company Common Stock could be adversely affected.

    If the Common Shares no longer meet the requirements for inclusion in any tier of the Nasdaq Stock Market, quotations might or might not still be available from other sources. The extent of the public market, and availability of quotations, for the Common Shares would depend upon the number of holders of Common Stock after the purchase of the Shares tendered in response to the Offer, whether securities firms are interested in maintaining a market in the Common Shares, the possible termination of registration under the Exchange Act, as described below, and other factors.

    EXCHANGE ACT REGISTRATION. The Shares currently are registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NASDAQ reporting.

    If registration of the Company Common Stock is not terminated prior to the Merger, then the Company Common Stock will be delisted from all stock exchanges and the registration of the Company Common Stock under the Exchange Act will be terminated following the consummation of the Merger.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for Loans made by brokers.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

    GENERAL. Unless otherwise indicated, the information concerning the Company contained in this Offer to Purchase, including financial information (except the information described below under "Other Financial Information"), has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. None of Parent, the Purchaser, the Dealer Manager, the Depositary or the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, the Purchaser, the Dealer Manager, the Depositary or the Information Agent.

    The Company is an international company that is engaged in the development, manufacture, and commercialization of a wide range of drug delivery, nutraceutical, and food ingredient products utilizing its proprietary CEFORM(TM), SHEARFORM(TM), and other drug delivery technologies with research and manufacturing facilities in Virginia, USA as well as in Dublin and Clonmel, Ireland. The Company has been publicly traded since December 1995 and is listed under the "FUSE" ticker symbol on NASDAQ.

    The Company is a Delaware corporation founded in June 1988 by Dr. Richard Fuisz. Its principal executive offices are located at 14555 Avion Parkway, Suite 250, Chantilly, Virginia 20151. The telephone number of the Company at such location is (703) 995-2200.

    FINANCIAL INFORMATION. Set forth below is a summary of certain selected consolidated financial information with respect to the Company, excerpted or derived from the audited financial information of the Company contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and unaudited information of the Company contained in the Quarterly Report on Form 10-Q of the Company for the quarterly period ended March 31, 1999. More comprehensive financial information is included in such reports and other documents filed with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents, including the financial information and related notes contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission or NASDAQ in the manner set forth below under "Available Information."

                            FUISZ TECHNOLOGIES, LTD.
                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                          THREE MONTHS ENDED
                                                              MARCH 31,              YEAR ENDED DECEMBER 31,
                                                        ----------------------  ---------------------------------
                                                           1999        1998        1998        1997       1996
                                                        ----------  ----------  ----------  ----------  ---------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
Revenues..............................................  $   20,620  $   14,003  $   61,219  $   22,198  $   8,526
Operating expenses....................................      19,015      19,722      81,464      43,322     18,305
Operating income......................................       1,605      (5,719)    (20,245)    (21,124)    (9,779)
Income from continuing operations.....................      (1,542)     (6,504)    (23,579)    (19,601)    (6,806)

Net income (loss).....................................      (1,386)     (6,504)    (23,579)    (19,601)    (6,806)
Earnings (loss) per share--assuming dilution:
  Income from continuing operations...................       (0.06)      (0.29)      (1.07)      (0.92)     (0.35)
  Net income (loss)...................................       (0.06)      (0.29)      (1.07)      (0.92)     (0.35)

BALANCE SHEET DATA (at end of period)
Total assets..........................................     138,945     165,252     145,736     170,120     69,083
Long-term debt........................................      89,470      90,110      90,639      90,164         --
Stockholders, equity..................................      30,742      52,030      34,448      59,608     64,191

DIVIDENDS
Dividends paid........................................          --          --          --          --         --
Dividends paid per share..............................          --          --          --          --         --

    RECENT RESULTS. On July 30, 1999, the Company reported a net loss for its 1999 second quarter of $13.2 million, or $0.60 per share. The loss included non-recurring and other charges of approximately $6.9 million. For the second quarter of 1998, the Company reported a net loss of $5.9 million, or $0.26 per share. For the six months ended June 30, 1999, the Company posted a net loss of $14.7 million, or $0.67 per share, compared to a comparable period 1998 net loss of $12.4 million or $0.56 per share. Non-recurring charges recorded in the quarter ended June 30, 1999 included expenses related to an employee head-count reduction program and impairment of goodwill associated with the Company's Pangea subsidiary.

    OTHER FINANCIAL INFORMATION. During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent with financial projections and other information relating to the Company which is not publicly available. The information included projections of the Company's estimated revenues, net income (loss) and earnings per share as an independent Company (i.e., without regard to the impact to the Company of a transaction with Parent) of approximately: $(18.6) million, $5.2 million $17.5 million, and $23.0 million, and $($0.85), $0.23, $0.73, $0.92 per share, respectively, for the years 1999, 2000, 2001 and 2002, respectively. The foregoing projections were prepared solely for internal use and not for publication or with a view to complying with the published guidelines of the Commission regarding projections or with the guidelines established by the American Institute of Certified Public Accountants. The projections are "forward-looking" and inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, including: potentially adverse changes in laws, regulations or rules applicable to the Company or the pharmaceutical industry generally; changes in the demand and competition for pharmaceuticals and similar products, dependence on collaborative partners, capital requirements, risk of manufacturing scale-up, product commercialization, including delays of introductions of new products or enhancements, size and timing of individual orders, rapid technolgical changes, acquisitions of marketing and sales distribution organizations, market acceptance of new products, regulatory approvals, future competition; general business and economic conditions; changes in tax and accounting matters affecting the Company; and other matters. Representatives of the Company have informed Parent that certain of the assumptions used by the Company in preparing the projections have changed significantly. Accordingly, the Company's actual results over the periods indicated may differ materially than those described above. The inclusion of this information should not be regarded as an indication that Parent, the Purchaser, the Company or anyone who received this information considers it a reliable predictor of future events, and this information should not be relied upon as such. This information is being included in this Offer to Purchase only because it was furnished by the Company to Parent. None of Parent, the Purchaser or the Company assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections, and the Company has made no representations to Parent or the Purchaser regarding the financial projections described above.

    AVAILABLE INFORMATION. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options or restricted stock units granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. These reports, proxy statements and other information are available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also are available for inspection and copying at prescribed rates at the following regional offices of the Commission:
Seven World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an internet site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information. Reports, proxy statements and other information concerning the Company should also be available for inspection at the offices of NASDAQ, 1735 K. Street, N.W., Washington, D.C. 20006.

9.  CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER

    THE PURCHASER. The Purchaser is a newly formed Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities since its organization other than with respect to the Offer and the Merger. The principal executive offices of the Purchaser are located at c/o Biovail Corporation International, 2488 Dunwin Drive, Mississauga, Ontario, Canada, L5L 1J9. The Purchaser is a wholly-owned subsidiary of Parent.

    PARENT. Parent is a global integrated pharmaceutical company specializing in the development of advanced oral controlled-release drugs.

    Parent's proprietary technologies are used in formulations which either improve upon conventional dosage forms of existing products by providing the therapeutic benefits of controlled release drug delivery or are generically equivalent to existing once-daily branded products, while in both instances providing significant cost advantages. Parent develops controlled release formulations for the branded and generic market segments which are manufactured by it or by others under license. Parent does not engage in basic research to discover new chemical entities.

    Parent was established under the Business Corporations Act (Ontario R.S.O.
1990), as amended, on March 29, 1994. Parent operates its business through various subsidiaries. Parent's executive offices are located at 2488 Dunwin Drive, Mississauga, Ontario, L5L 1J9, and its telephone number is (416) 285-6000.

    FINANCIAL INFORMATION. The most recently available interim unaudited financial statements for Parent are for the quarter ended June 30, 1999 and will be delivered to security holders of Parent. These interim unaudited financial statements will be sent without charge to anyone requesting a copy of the same from the Secretary of Parent.

                       BIOVAIL CORPORATION INTERNATIONAL
                      SUMMARY CONSOLIDATED FINANCIAL DATA

    Set forth below is a summary of certain consolidated financial information of Parent and its subsidiaries. The financial information has been derived from the audited consolidated financial statements included in Parent's Annual Report on Form 20-F for the year ended December 31, 1998 (the "Parent Annual Report") and from the unaudited consolidated financial statements for the fiscal quarter ended June 30, 1999 which were the subject of a public announcement by Parent on July 28, 1999. Such announcement has been filed as an exhibit to Parent's
Schedule 14D-1 filed with the Commission in connection with the Offer (the "Parent Press Release"). The Parent Annual Report and the Parent Press Release are hereby incorporated by reference. The Summary Consolidated Financial Data of Parent included herein are prepared and presented in accordance with generally accepted accounting principles in Canada ("Canadian GAAP"), which differ in certain significant respects from generally accepted accounting principles in the U.S. ("U.S. GAAP"). The financial information which follows is qualified in its entirety by reference to the Parent Annual Report and the Parent Press Release and all of the financial statements and related notes contained therein, copies of which may be obtained as set forth below under the caption "--Available Information." All information set forth below is in U.S. Dollars.

                                                         SIX MONTHS ENDED JUNE
                                                                  30,                YEARS ENDED DECEMBER 31,
                                                         ---------------------  ----------------------------------
                                                            1999       1998         1998        1997       1996
                                                         ----------  ---------  ------------  ---------  ---------
                                                                      (IN THOUSANDS OF U.S. DOLLARS)
CONSOLIDATED INCOME STATEMENT DATA:
Revenue
  Product Sales........................................      37,541     28,763        69,154     50,333     54,313
  Research and Development.............................      15,352     11,953        32,070     19,559      4,374
  Royalty, Licensing...................................      11,502      6,428        11,612     12,487      7,743
                                                         ----------  ---------  ------------  ---------  ---------
                                                             64,395     47,144       112,836     82,379     66,430
                                                         ----------  ---------  ------------  ---------  ---------
Expenses
  Cost of Goods Sold...................................      12,887     12,009        28,593     16,471     21,757
  Research and Development.............................      11,783      8,132        17,490     14,386     10,901
  Selling, General and Administrative..................      12,604      8,454        17,608     13,989     10,166
                                                         ----------  ---------  ------------  ---------  ---------
                                                             37,274     28,595        63,691     44,846     42,824
                                                         ----------  ---------  ------------  ---------  ---------
Operating Income.......................................      27,121     18,549        49,145     37,533     23,606
Interest (Expense) Income, net.........................      (5,449)      (157)       (1,702)      (351)       392
                                                         ----------  ---------  ------------  ---------  ---------
Income before Income Taxes.............................      21,672     18,392        47,443     37,182     23,998
Provision for Income Taxes.............................       1,308      1,001         2,024      1,941        714
                                                         ----------  ---------  ------------  ---------  ---------
                                                         ----------  ---------  ------------  ---------  ---------
Net Income.............................................      20,364     17,391        45,419     35,241     23,284
Earnings per Share(1)..................................  $     0.83  $    0.65  $       1.70  $    1.38  $    0.92
                                                         ----------  ---------  ------------  ---------  ---------
                                                         ----------  ---------  ------------  ---------  ---------

                                                         SIX MONTHS ENDED JUNE
                                                                  30,                YEARS ENDED DECEMBER 31,
                                                         ---------------------  ----------------------------------
                                                            1999       1998         1998        1997       1996
                                                         ----------  ---------  ------------  ---------  ---------
                                                                      (IN THOUSANDS OF U.S. DOLLARS)
U.S. GAAP
Net Income(1)..........................................  $   18,305  $  14,966  $     41,577  $  32,822  $  22,661
Earnings per Share
  Basic................................................  $     0.75  $    0.56  $       1.56  $    1.28  $    0.89
  Diluted..............................................  $     0.69  $    0.55  $       1.53  $    1.23  $    0.84

                                                         SIX MONTHS ENDED JUNE
                                                                  30,                YEARS ENDED DECEMBER 31,
                                                         ----------------------  --------------------------------
                                                            1999        1998        1998       1997       1996
                                                         ----------  ----------  ----------  ---------  ---------
                                                                      (IN THOUSANDS OF U.S. DOLLARS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and Short-term deposits...........................  $   86,358  $   20,882  $   78,279  $   8,275  $   4,526
Working Capital........................................     113,336      53,460     115,324     47,663      9,606
Total Assets...........................................     208,958     126,230     119,919     93,739     58,606
Long-term Debt (excluding current portion).............     125,856       9,857     126,182      2,960      4,670
Shareholders' Equity...................................      52,071      96,425      51,191     75,458     36,943

U.S. GAAP
Shareholder's Equity(1)(2).............................  $   44,944  $   92,291  $   45,362  $  73,169  $  36,323

------------------------

(1) For purposes for reporting under U.S. GAAP, Parent accounts for compensation expense for certain employee stock option plans under the provisions of Accounting Principles Board Opinion 25. No such expense is required to be determined under Canadian GAAP. As such, the compensation expense not reported under Canadian GAAP for years ended December 31, 1998, 1997, and 1996, six months ended June 30, 1999 and 1998 was $2,237,000, $1,669,000,
    $620,000, $900,000 and $1,888,000 respectively.

    For purposes for reporting under U.S. GAAP, net-income is reduced by a non-cash charge representing amortization of a warrant subscription receivable, which is a contra equity account which under U.S. GAAP would have been offset against shareholders' equity at the time of the initial public offering of Intelligent Polymers, a company organized by Parent. As such, initial amortization expense reported under U.S. GAAP for years ended December 31, 1998 and 1997, six months ended June 30, 1999 and 1998 was $1,179,000, $750,000, $1,397,000, and $537,000 respectively.

    For purposes of reporting under U.S. GAAP, companies are required to write off certain product launch and advertising costs incurred during the year. This adjustment represents the portion of product launch and advertising costs deferred under Canadian GAAP and required to be written off under U.S. GAAP. Net income for the year ended December 31, 1998 and six months ended June 30, 1999 is $426,000 and ($238,000) respectively, less than net income for such periods under Canadian GAAP.

(2) Under U.S. GAAP, specifically SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", Parent has classified certain of its long term investments as securities available-for-sale and reported as fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity. Under Canadian GAAP, the long-term investment is reported at the lower of cost and net realizable value.

    The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Parent and the Purchaser are set forth in Schedule I hereto.

    Except as described in this Offer to Purchase, none of Parent or the Purchaser or, to the best knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Parent, the Purchaser or such persons beneficially owns any equity securities of the Company, and none of Parent or the Purchaser or, to the best knowledge of Parent or the Purchaser, any of the persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing has effected any transaction in any equity security of the Company during the past 60 days.

    Except as described in this Offer to Purchase, none of Parent or the Purchaser or, to the best knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as described in this Offer to Purchase, none of Parent or the Purchaser or, to the best knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto has had any transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

    There are no directors in common between the Parent and the Company and no director or officer of the Parent holds any shares or options of the Company.

    Except with respect to the transactions contemplated by the Merger Agreement, the Option Agreement (as defined in "THE TENDER OFFER--11. Background of the Offer and the Merger; Contacts with the Company") and the Escrow Agreement (as defined in "THE TENDER OFFER--11. Background of the Offer and the Merger; Contacts with the Company") and as described in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or the Purchaser, or their respective subsidiaries, or to the best knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

    Parent and its affiliates have, from time to time, had contractual relationships with the Company and its affiliates in the ordinary course of their respective businesses. Parent is a customer of the Company and most recently, in December 1997, entered into a contract with the Company to conduct development studies with respect to a Parent drug.

    AVAILABLE INFORMATION. Parent is subject to the information and reporting requirements of the Business Corporations Act (Ontario), Canadian provincial securities laws and the rules of the Toronto Stock Exchange ("TSE") and the NYSE and the Exchange Act (applicable to foreign issuers) and in accordance therewith files periodic reports and other information with securities regulatory authorities in Canada, the TSE, the NYSE and the Commission, relating to its business, financial condition and other matters. Parent is required to disclose in such reports certain information, as of particular dates, concerning Parent's directors and officers, their compensation, stock options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent. Copies of such documents are also available to shareholders on request to Parent's Secretary. The reports and other information filed by Parent with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). Although Parent may not be required to file electronically materials which would be required to be filed electronically by domestic issuers, it is the current intention of Parent to make such material available electronically. In addition, such material may be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which exchange Parent's shares are listed.

10. SOURCE AND AMOUNT OF FUNDS

    The Purchaser estimates that the total amount of funds required to acquire the shares of common stock of the Company beneficially owned by it at the time of commencement of the Offer, to consummate the Offer and the Merger and to pay related fees and expenses will be approximately $85 million. See "THE TENDER OFFER--12. Purpose of the Offer and the Merger; Plans for the Company" and "THE TENDER OFFER--16. Fees and Expense." The Purchaser expects to obtain these funds from Parent by means of a capital contribution or advance at the time Shares tendered pursuant to the Offer are accepted for payment. Parent, in turn, expects to obtain the funds necessary to make the capital contribution from cash on hand. Certain covenants in Parent's Indenture with respect to its outstanding 10 7/8% Senior Notes (the "Indenture") currently limit the amount Parent can invest to acquire the stock of an entity which is less than 50% owned by Parent. Parent may seek a waiver of this limitation or, in lieu of such waiver, issue common shares in a private placement in an amount sufficient to overcome this limitation. No final decision has been made by Parent concerning the method to be used to satisfy the requirements of the Indenture. The Offer is not conditioned on obtaining financing. The covenant provision in Parent's Indenture is not applicable to the Merger. In addition, Parent understands that upon consummation of the Merger the holders of the 7% Convertible Subordinated Debentures due 2004 of the Company (the "Convertible Debentures") will have the right to require the Surviving Company to offer to purchase such debentures at 100% of the principal amount. The Company's annual report states that the outstanding principal amount of the Convertible Debentures as of the date hereof is $75 million.

11. BACKGROUND OF THE OFFER AND THE MERGER; CONTACTS WITH THE COMPANY

    Parent, a global integrated pharmaceutical company specializing in the development of advanced oral controlled-release drugs, has identified as a strategic objective the expansion of its pipeline of products and drug delivery platforms. The management and Board of Directors of Parent have periodically reviewed various expansion strategies, including but not limited to the possibility of internal investments, joint ventures and strategic alliances and acquisitions and business combinations with companies participating in the oral pharmaceuticals industry.

    In early 1997, the then Chief Executive Officer of the Company contacted the Chairman of Parent to discuss the possibility of a business relationship between the two companies. On April 17, 1997, members of the senior management of the companies met at the Company's business premises in Chantilly, Virginia, to discuss potential business collaborations between Parent and the Company.

    Later in 1997, further discussions occurred and a number of meetings were held between scientific representatives of the Company and Parent regarding a possible agreement for the development of a specific drug of Parent. During this period, Parent undertook an extensive review of the Company's technology platform for the purpose of implementing a proposed development agreement. A development agreement was executed on December 18, 1997 pursuant to which the Company undertook development work with respect to the incorporation of its patented technology into a drug Parent was developing. Implementation of the development agreement required numerous additional contacts between representatives of Parent and representatives of the Company during 1998.

    In early June, 1999, the Chairman of Parent and the Chairman of the Company began to discuss potential business alliances between Parent and the Company. In the course of such discussions, it was decided that both companies would consider the feasibility of a business combination. The Chairman of Parent and the Chairman of the Company had numerous discussions concerning a possible combination between the two entities.

    In late June, 1999, the Chairman of Parent and the Chairman of the Company discussed the possibility of Parent acquiring the shares Company Common Stock owned by the Chairman of the Company and retaining the Chairman as a consultant following a possible acquisition. The Chairman of Parent expressed the position that the grant of an option for the shares of Company Common Stock was a necessary condition to the Parent's further exploration of a transaction between the two companies. He orally proposed the terms of a possible option agreement for these shares and suggested various alternatives relating to the acquisition of the Company. On June 30, 1999, the Chairman of Parent submitted a preliminary draft of the terms of such an option with the understanding that such an option would be the first step towards a possible acquisition of the Company.

    On July 2, 1999, representatives of Parent and of the Chairman of the Company discussed the terms of an option and a related escrow arrangement without reaching an agreement or understanding.

    On July 6, 1999, the Board of Directors of the Company approved, for purposes of Section 203 of the General Corporation Law of the State of Delaware, a possible option agreement between the Parent and the Chairman of the Company and the acquisition of the Chairman's shares in the Company thereunder.

    On July 6, 1999, July 8, 1999 and July 12, 1999 representatives of Parent, representatives of the Chairman of the Company and representatives of the Company discussed the terms of the option, the terms of a potential acquisition transaction and the possibility of entering into a confidentiality agreement.

    On July 9, 1999, counsel for the Chairman of the Company submitted a draft of a consulting agreement and a form of a letter agreement to Parent which, together, provided for the Chairman of the Company to provide business, strategic, marketing, business planning, special projects and other consulting services to Parent. The form of consulting agreement imposes certain restrictions on the Chairman of the Company with respect to competitive activities and Parent's employees, customers and suppliers. The consulting agreement would be effective if Parent, having exercised its option to acquire the shares of Company Common Stock owned by the Chairman of the Company, acquires more than 50% of the Company. If the consulting agreement becomes effective, the Chairman of the Company is entitled to receive a fee of $2,000,000 on the first anniversary of the effective date, provided that if Parent has acquired an interest of 80% or more in the Company prior to July 13, 2010 the Chairman of the Company will be entitled to receive a fee of $500,000 per calendar quarter until he has received aggregate fees under the consulting agreement of $6,000,000.

    On July 13, 1999, the Chairman of Parent, representatives of Parent, the Chairman of the Company and representatives of the Chairman of the Company negotiated the terms of an option agreement between the Chairman of the Company and Parent and an escrow to hold the option shares and the purchase price after the exercise of the option. On that date Parent and the Chairman of the Company entered into an option agreement (the "Option Agreement") which granted Parent a ten day option to purchase all the shares of the Company owned by the Chairman of the Company at a price of $7.00 per share and the letter agreement providing that Parent and the Chairman of the Company would enter into a consulting agreement on the terms outlined above. Parent, the Chairman of the Company and a bank acting as escrow agent entered into an escrow agreement (the "Escrow Agreement") which provided for distribution of the option shares and the purchase price upon termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the Chairman of the Company made arrangements to deposit his shares into escrow pending exercise or termination of the option period. If the option shares and the purchase price are not distributed as provided in the preceding sentence by October 31, 1999, the option shares will be returned to the Chairman of the Company and the purchase price will be returned to Parent.

    Also on July 13, 1999, representatives of Parent and representatives of the Company negotiated the terms of a confidentiality agreement and discussed the timing of due diligence. Parent and the Company entered into a confidentiality agreement relating to the Company's confidential information which also granted Parent an exclusivity period, subject to the fiduciary obligations of the Company's Board of Directors, terminating July 26, 1999 while it conducted its due diligence.

    On July 14, 15 and 16, 1999, numerous representatives of Parent, including its entire senior management team, regulatory consultants and intellectual property and licensing attorneys, conducted due diligence at the Company's Chantilly, Virginia premises. In the course of the due diligence investigations, the senior management representatives of Parent met individually and collectively with key executive, scientific and management personnel of the Company.

    On July 19, 1999, the General Counsel of Parent contacted Mr. D. Tierny, a member of the Board of Directors of the Company, to discuss with him possibility of Parent's acquisition of one million shares of the Company, the legal ownership of which was the lodged in Westbury Ltd. (as to 900,000 of such shares) and Salisbury Ltd. (as to 100,000 of such shares).

    On July 19 and 20, 1999, various representatives of Parent continued due diligence at the Company's Chantilly, Virginia premises.

    At about the same time, the Company executed a confidentiality agreement relating to Parent's confidential information. On July 19, 20 and 21, 1999, various representatives of the Company conducted due diligence at Parent's Mississauga, Ontario, Canada premises. In the course of that investigation, various representatives of the Company met with representatives of Parent for the purpose of determining, clarifying or enhancing their due diligence requirements.

    During the period from July 22, 1999 through July 25, 1999, representatives of Parent and representatives of the Company negotiated the terms of a definitive merger agreement.

    On July 22, 1999, the General Counsel of Parent and Mr. Tierny agreed that Parent would purchase from Salisbury Ltd. and Westbury Ltd., their entire shareholdings in the Company at $7.00 per share.

    On July 22, 1999 and July 23, 1999 the Board of Directors of Parent met and approved the proposed terms of the Merger Agreement and adopted resolutions ratifying the negotiations to date, approving the possible acquisition of the Company and authorizing the appropriate officers of Parent to negotiate the terms of and enter into a definitive Merger Agreement.

    On July 23, 1999, Purchaser was formed and its Board of Directors met and approved the proposed terms of the Merger Agreement and adopted resolutions ratifying the negotiations to date, approving the possible acquisition of the Company and authorizing the appropriate officers of Parent to negotiate the terms of and enter into a definitive Merger Agreement.

    On July 23, 1999 Parent and the Chairman of the Company extended the option period until 11:59 p.m. Prior to such time, Parent wired payment to the escrow agent and exercised its option.

    On July 23, 1999, Westbury Ltd. and Salisbury Ltd. confirmed by letter to Parent their agreement to sell their respective shares to Parent, subject to a restriction on the transfer of certain of such shares which expires on September 1, 1999.

    On July 25, 1999, Parent acknowledged by letter its agreement with Westbury Ltd. and Salisbury Ltd. to consummate the purchase of their respective shares following the termination or expiration of a possible tender offer.

    On July 25, 1999, the Board of Directors of the Company approved the Merger Agreement, the Offer and the Merger. The factors considered in approving the Merger Agreement, the Offer and the Merger, and in recommending that shareholders tender their Shares pursuant to the Offer, are described in the Company's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to shareholders of the Company herewith.

    On July 25, 1999, the parties executed the Merger Agreement and, on July 26, 1999, publicly announced the transaction.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT

    PURPOSE OF THE OFFER AND THE MERGER. The purpose of the Offer is to enable Parent to acquire a significant equity interest in the Company. Following the Offer, Parent and Purchaser intend to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger. Upon consummation of the Merger, the Surviving Corporation will become a wholly-owned subsidiary of Parent. Accordingly, the Shares will cease to be publicly traded and will no longer be quoted on the NASDAQ.

    PLANS FOR THE COMPANY. It is expected that, initially following the Merger, the business and operations of the Company will continue without substantial change and that Parent will integrate the Company with Parent's existing business. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and the Merger and after the consummation of the Offer and the Merger, and will take such further actions as it deems appropriate under the circumstances then existing. Such actions could include changes in the Company's business, corporate structure, capitalization or management, although, except as disclosed in this Offer to Purchase, Parent has no current plans with respect to any of such matters. Following consummation of the Offer but prior to consummation of the Merger, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product to the total number of directors on the Board of Directors of the Company (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of shares beneficially owned by Parent or its affiliates bears to the total number of Shares then outstanding, and the Company shall, upon request of Parent, promptly take all actions necessary, seeking the resignations of one or more existing directors, provided that, prior to the Effective Time, the members of the Board which are officers, directors or designees of the Parent shall at all times be less than 50% of the total number of Board members. Following consummation of the Offer but prior to the consummation of the Merger, Parent shall also be entitled to designate an officer of the Company as provided in the Merger Agreement.

THE MERGER AGREEMENT.

    The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined and copies may be obtained at the place and in the manner set forth in "THE TENDER OFFER--8. Certain Information Concerning the Company" of this Offer to Purchase.

    THE OFFER. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the Offer Conditions (which are set forth in "THE TENDER OFFER--14. Certain Conditions of the Offer"), the Purchaser will purchase such number of Shares of the Company as will cause Parent and its affiliates to beneficially own up to 49% of the outstanding Company Common Stock, but, except as otherwise provided in the Merger Agreement, not less than 40% of the outstanding Company Common Stock of the Shares validly tendered pursuant to the Offer. The Merger Agreement provides that the Purchaser may modify and extend the terms of the Offer as described in "THE TENDER OFFER--1. Terms of the Offer; Proration; Expiration Date." Subject to the terms and conditions of the Offer, the Purchaser shall accept for payment and shall pay, as soon as practicable after the expiration date of the Offer for Shares validly tendered and not withdrawn (subject to proration, if applicable). See "THE TENDER OFFER--1. Terms of the Offer; Proration; Expiration Date" and "THE TENDER OFFER--4. Withdrawal Rights."

    Subject to compliance with applicable law, promptly upon the payment by the Purchaser or Parent, as the case may be, for Shares pursuant to the Offer, and from time to time thereafter, Parent shall be entitled to designate a number of directors which is proportionate to the number of Shares beneficially owned by Parent or its affiliates, provided, however, that prior to the Effective Time (as defined), the members of the Board which are officers, directors or designees of the Parent shall at all times be less than 50% of the total number of Board members.

    Promptly upon the payment by the Purchaser or Parent, as the case may be, for Shares pursuant to the Offer, Parent shall be entitled to designate one officer of the Company (reasonably acceptable to the Company) as described in the Merger Agreement. Such officer shall report to and serve at the pleasure of the Board of Directors of the Company; PROVIDED, that such officer shall not be terminated without the approval of at least two-thirds of the members of the Board of Directors.

    THE MERGER. The Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with the Delaware General Corporation Law (the "DGCL"), at the effective time of the Merger (the "Effective Time"), the Merger will be effected as soon as practicable following the satisfaction or waiver of certain conditions to the Merger (as outlined in "THE TENDER OFFER--12. Purpose of the Offer and the Merger; Plans for the Company; the Merger Agreement") or on such other date as the parties hereto may agree. At the Effective Time, the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall cease.

    If the Merger is consummated, the Certificate of Incorporation and By-Laws of Purchaser, each as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation, until amended in accordance with the provisions thereof, the Merger Agreement and applicable law.

    CONSIDERATION TO BE PAID IN THE MERGER. In the Merger, each Share (other than Shares held by Parent, the Purchaser, any direct or indirect wholly-owned subsidiary of Parent, in the treasury of the Company or by any direct or indirect wholly-owned subsidiary of the Company) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a fraction of a common share of Parent Common Stock, based on an exchange ratio determined as follows: (i) if the average of the daily closing prices per share of Parent Common Stock on the NYSE Composite Transactions Reporting System, as reported in the Wall Street Journal for the fifteen trading days ending on the date immediately prior to the second full NYSE trading day immediately preceding the Closing Date (the "Average Trading Price"), is less than $45.00, the Exchange Ratio shall equal .1556; (ii) if the Average Trading Price is greater than or equal to $45.00, but less than or equal to $58.625, the Exchange Ratio shall equal a fraction (rounded to the nearest ten-thousandth) determined by dividing $7.00 by the Average Trading Price; (iii) if the Average Trading Price is greater than $58.625 but less than or equal to $62.810, the Exchange Ratio shall equal .1194 and (iv) if the Average Trading Price is greater than $62.810, the Exchange Ratio shall equal a fraction (rounded to the nearest ten-thousandth) determined by dividing $7.50 by the Average Trading Price (the "Merger Consideration").

    The Merger Agreement provides that each share of Company Common Stock held by Parent, the Purchaser, any direct or indirect wholly-owned subsidiary of Parent, in the treasury of the Company or by any direct or indirect wholly-owned subsidiary of the Company, if any, immediately prior to the Effective

Time shall be canceled and retired and shall cease to exist with no payment being made with respect thereto.

    In addition, the Merger Agreement provides that each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become the number of validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share, of the Surviving Corporation equal to the number of shares of Common Stock outstanding on a fully diluted basis immediately prior to the Effective Time.

    RECOMMENDATION. The Merger Agreement states that the Company's Board of Directors has (i) determined that the Offer and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved the Offer and the Merger in accordance with Section 203 of the DGCL and (iii) resolved to recommend that the Company's stockholders accept the Offer, tender all of their Shares in response to the Offer and adopt and approve the Merger Agreement and the Merger. The Board may withdraw, modify or amend its recommendation if it determines reasonably and in good faith that it is necessary under applicable law to do so in the exercise of the directors' fiduciary duties after consultation with outside counsel.

    SURVIVING CORPORATION'S DIRECTORS AND OFFICERS. Subject to applicable law, the directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed.

    STOCK OPTIONS AND AWARDS. The Merger Agreement provides that, the Board of Directors of the Company and the Committee (as defined in the Option Plan (as defined below)) have adopted such resolutions, and shall take such other actions as may be necessary, so that each outstanding option (an "Option") granted under the Company's 1991 Stock Option Plan, 1994 Director Stock Option Plan and 1994 Stock Incentive Plan (collectively, the "Option Plans"), whether or not then exercisable or vested, shall, if not exercised within five business days, be terminated immediately prior to the Effective Time.

    APPROVAL REQUIRED; SHAREHOLDERS MEETING. Under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser) is required to approve the Merger. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement; consequently, the only additional corporate action of the Company that is necessary to effect the Merger is approval by the Company's shareholders. See also "--Conditions to the Merger" and "Certain Conditions of the Offer" for a discussion of other conditions that must be satisfied prior to the consummation of the Offer and the Merger.

    Pursuant to the Merger Agreement, the Company will duly call a special meeting of its shareholders (the "Company Shareholders Meeting") as soon as practicable following the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer for the purpose of voting upon the Merger Agreement, whether or not the Board of Directors determines at any time subsequent to the July 25, 1999 meeting of the Company's Board of Directors that this Agreement is no longer advisable and recommends that Shareholders reject it. The Merger Agreement provides that in connection with the Company Shareholders Meeting, the Company shall prepare and file with the Commission a preliminary proxy statement (the "Company Proxy Statement") relating to the Merger and the Merger Agreement and that Parent shall file a registration statement, in which the Company Proxy Statement shall be included (the "Registration Statement" and together with the Company Proxy Statement, the "Proxy Statement/ Prospectus") with respect to the issuance of Parent Common Stock in the Merger. Each of Parent and the Company shall use all commercially reasonable best efforts to have such Proxy Statement/Prospectus and any supplement or amendment thereto cleared by the Commission and the Registration Statement declared effective by the Commission. The Proxy Statement/Prospectus will be mailed to the shareholders of the Company prior to the Company Shareholders Meeting. The Company has agreed, subject to its fiduciary duties under applicable law, as advised by outside counsel, to include in the proxy statement the recommendation of the Board of Directors that shareholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement; provided, however, that notwithstanding any withdrawal, modification or amendment of the recommendation of the Board of Directors of the Company made at the Company Board Meeting, the Company agrees that the Merger Agreement shall be submitted to the Shareholders for approval and adoption at the Special Meeting whether or not the Board of Directors determines at any time subsequent to the Company Board Meeting that the Merger Agreement is no longer advisable and recommends that Shareholders reject it. Parent agrees that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries or affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement.

    THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE SHAREHOLDERS OF THE COMPANY. ANY SUCH SOLICITATION WHICH THE COMPANY, PARENT OR THE PURCHASER MIGHT MAKE WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY OR SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

    NO APPRAISAL RIGHTS. In accordance with Section 262(b) of the DGCL, no holder of shares of Company Common Stock shall be entitled to appraisal rights.

    INTERIM OPERATIONS. Except as required by the Merger Agreement or with the prior written consent of Parent, during the period from the date of the Merger Agreement to the Effective Time, the Company has agreed to conduct its operations only in the ordinary course of business consistent with past practice. In addition, subject to certain exceptions, the Company will not, prior to the Effective Time, without the prior written consent of Parent: amend its organizational documents; modify existing compensation arrangements except in the ordinary course of business consistent with past practice; acquire or dispose of any assets; incur, assume or pre-pay any debt; modify, amend or terminate any material contracts; change its accounting methods; adopt a plan of liquidation or take certain other actions.

    NO SOLICITATION. The Merger Agreement provides that neither the Company nor any of the Subsidiaries has any agreement, arrangement or understanding regarding an Acquisition Transaction (as defined below) with any party expressing an interest in an Acquisition Transaction that, directly or indirectly, would be violated, or require any payments, by reason of the execution, delivery and/or consummation of the Merger Agreement. The Company shall, and shall cause the Subsidiaries and its and their officers, directors, employees, investment bankers, attorneys and other agents and representatives to, immediately cease any existing discussions or negotiations with any person other than Parent or the Purchaser (a "Third Party") heretofore conducted with respect to any Acquisition Transaction. The Company shall not, and the Company shall cause the Subsidiaries and its and their respective officers, directors, employees, investment bankers, attorneys and other agents and representatives not to, directly or indirectly, (x) solicit, initiate, continue, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries, proposals or offers from any Third Party with respect to, or that could reasonably be expected to lead to, (i) any acquisition or purchase of 25% or more of the assets or business of the Company and its Subsidiaries, taken as a whole or a 25% or more voting equity interest in (including by way of a tender offer), or (ii) any amalgamation, merger, consolidation or business combination with, or any recapitalization or restructuring, or any similar transaction involving, the Company (the foregoing clauses (i) and (ii) being referred to collectively as an "Acquisition Transaction"), or (y) negotiate, explore or discuss in any way with any Third Party with respect to any Acquisition Transaction or enter into, approve or recommend any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Offer and/or the Merger or any other transaction contemplated under the Merger Agreement. Notwithstanding anything to the contrary in the foregoing, the Company may, prior to the Company Special Meeting, in response to an unsolicited written proposal with respect to an Acquisition Transaction involving the acquisition of all or substantially all of the Shares (or all or substantially all of the assets of the Company and the Subsidiaries) from a Third Party (i) furnish or disclose non-public information to such Third Party, (ii) negotiate, discuss or otherwise communicate with such Third Party and (iii) in the case of an unsolicited tender offer for Shares, withdraw or modify (or resolve to withdraw or modify) in a manner adverse to Parent the approval or recommendation of the Merger Agreement and the transactions contemplated hereby or recommend (or resolve to recommend) such Acquisition Transaction with a Third Party to Shareholders, (including disclosing to the Company's stockholders such position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act) in each case only if the Board of Directors of the Company determines reasonably and in good faith: (1) after consultation with and based (as to legal matters) upon advice of outside counsel that it is required to do so in the exercise of its fiduciary obligations, (2) (after consultation with its financial advisor) that such proposed Acquisition Transaction or tender offer is more favorable to the Shareholders from a financial point of view than the transaction contemplated under the Merger Agreement (including any adjustment to the terms and conditions proposed by Parent and the Purchaser in response to such proposed Acquisition Transaction (a proposal with respect to such Acquisition Transaction meeting the requirements of clauses (1) and (2) is referred to herein as a "Superior Proposal"). Prior to furnishing or disclosing any non-public information to such Third Party, the Company shall receive from such Third Party an executed confidentiality agreement with terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement between the Company and Parent (the "Confidentiality Agreement"), but which confidentiality agreement shall not provide for any exclusive right to negotiate with the Company or any payments by the Company. The Company shall give Parent one day's written notice prior to entering into any such Confidentiality Agreement. The Company shall provide to Parent copies of all such non-public information delivered to such Third Party concurrently with such delivery. Notwithstanding the foregoing, the Board of Directors of the Company shall not, and the Company shall not, withdraw or modify (or resolve to withdraw or modify) in a manner adverse to Parent the approval or recommendation of the Merger Agreement or any of the transactions contemplated hereby, or recommend (or resolve to recommend) an Acquisition Transaction with a Third Party to the Shareholders or enter into a definitive agreement with respect to a Superior Proposal unless (x) the Company has given Parent three business days' notice of the intention of the Board of Directors to withdraw or modify (or resolve to withdraw or modify) in a manner adverse to Parent the approval or recommendation of the Merger Agreement or any of the transactions contemplated under the Merger Agreement, or recommend (or resolve to recommend) an Acquisition Transaction with a Third Party to the Shareholders or the intention of the Company to enter into such definitive agreement, as the case may be, (y) if Parent makes a counter-proposal within such three business day period, the Board of Directors of the Company shall have determined, in light of any such counter-proposal, that the Third Party Acquisition Transaction proposal is still a Superior Proposal, and (z) the Company concurrently terminates the Merger Agreement in accordance with the terms hereof and pays any Termination Fee (as defined in the Merger Agreement) required under Section 8.03(b) of the Merger Agreement.

    The Company shall promptly (but in any event within one day of the Company becoming aware of same) advise Parent of the receipt by the Company, any of the Subsidiaries or any of its or their bankers, attorneys or other agents or representatives of any inquiries or proposals relating to an Acquisition Transaction and any actions taken pursuant to Section 6.06(a) of the Merger Agreement. The Company shall promptly (but in any event within one day of the Company becoming aware of same) provide Parent with a copy of any such inquiry or proposal in writing and a written statement with respect to any such inquiries or proposals not in writing, which statement shall include the identity of the parties making such inquiries or proposal and all the material terms thereof. The Company shall, from time to time, promptly (but in any event within one day of the Company becoming aware of same) inform Parent of the status and content of and developments with respect to any discussions regarding any Acquisition Transaction with a Third Party. The Company shall, from time to time, promptly (but in any event within one day of the Company becoming aware of same) inform Parent in writing of: (i) the calling of meetings of the Board of Directors of the Company to take action with respect to such Acquisition Transaction, (ii) the execution of any letters of intent, memoranda of understanding or similar non-binding agreements with respect to such Acquisition Transaction, (iii) the waiver of any standstill agreement to which the Company is or becomes a party, (iv) the determination by the Board of Directors of the Company to recommend to the Shareholders that they approve or accept a Superior Proposal or withdraw or modify in a manner adverse to the Parent its approval or recommendation of the Merger Agreement or the transactions contemplated under the Merger Agreement, (v) the determination by the Company to publicly disclose receipt of a Superior Proposal and (vi) the waiver by the Company of any confidentiality agreement with a person proposing a Superior Proposal.

    DIRECTORS' AND OFFICERS' INSURANCE; INDEMNIFICATION. The Merger Agreement provides that Parent agrees that all rights to indemnification now existing in favor of any director or officer of the Company or its Subsidiaries as provided in such person's certificate of incorporation or by laws, in an agreement between any such person and the Company, or otherwise in effect on the date of the Merger Agreement shall survive the Merger and shall continue in full force and effect after the Effective Time. Parent also agreed to maintain directors' and officers' liability insurance similar to that maintained by the Company for at least six years.

    CONDITIONS TO THE MERGER. The Merger Agreement provides that the respective obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction or waiver of the following conditions prior to the
Closing:

    (a) SHAREHOLDER APPROVAL. The Shareholders shall have duly approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, to the extent required under applicable law.

    (b) INJUNCTIONS; ILLEGALITY. The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger.

    CONDITIONS TO THE OBLIGATIONS OF PARENT AND PURCHASER. The Merger Agreement provides that the obligation of Parent and Purchaser to effect the Merger and to perform their other obligations to be performed at or subsequent to the Closing shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any one or more of which may be waived by Parent or
Purchaser:

    (a) PERFORMANCE. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date, except for those failures to so perform or comply which are not willful and those failures, whether or not willful, that, individually or in the aggregate, would not either impair the Company's ability to consummate the Merger and the other transactions contemplated hereby or have a Material Adverse Effect on the Company.

    (b) PURCHASE OF SHARES. The Purchaser shall have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms of the Merger Agreement, unless Purchaser's failure to accept for payment and pay for Shares results from Purchaser's breach of any provision of the Merger Agreement.

    CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The Merger Agreement provides that the obligations of the Company under the Merger Agreement to effect the Merger shall be subject to the fulfillment on or before the Closing Date of each of the following additional conditions, any one or more of which may be waived by the Company:

    (a) PERFORMANCE. Parent and Purchaser shall have performed and complied in all material respects with all agreements, obligations and conditions required by the Merger Agreement to be performed or complied with by them on or prior to the Closing Date except for those failures to so perform or comply that, individually or in the aggregate, would not either impair the ability of Parent or Purchaser to consummate the Merger and the other transactions contemplated under the Merger Agreement or have a Material Adverse Effect on Parent.

    (b) PURCHASE OF SHARES. The Purchaser shall have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms of the Merger Agreement, unless Purchaser's failure to accept for payment and pay for Shares results from the Company's breach of any provision of the Merger Agreement.

    For purposes of the Merger Agreement the term "Material Adverse Effect" means any change or effect that is materially adverse to (i) the business, properties, operations, results of operations or financial condition of the referenced person and its subsidiaries, taken as a whole, other than any effects or changes arising out of, resulting from or relating to general economic, financial or industry conditions or (ii) the ability of any of the referenced person and its subsidiaries to perform its obligations under the Merger Agreement.

    REPRESENTATIONS AND WARRANTIES. In the Merger Agreement, each party has made customary representations and warranties with respect to, among other things, its organization, capitalization, financial statements, public filings, conduct of business, compliance with laws, litigation, non-contravention, consents and approvals, opinions of financial advisors, brokers, undisclosed liabilities and the absence of certain changes with respect to the Company since March 31, 1999.

    TERMINATION; FEES. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the Stockholders of the Company:

    (a) by the written agreement of Parent and the Company duly authorized by their respective Boards of Directors;

    (b) by either Parent or the Company if, without fault of such terminating party, the Merger shall not have been consummated on or before March 31, 2000, which date may be extended by mutual consent of the parties hereto;

    (c) by either Parent or the Company, if any court of competent jurisdiction or other governmental body shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; or

    (d) by either Parent or the Company, if the approval of a majority of the outstanding shares of Company Common Stock cast at the Special Meeting or any adjournment thereof is not obtained.

    TERMINATION BY PARENT. The Merger Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of Parent, at any time prior to the Effective Time, before or after the approval by the stockholders of the Company, if:

    (a) the Company shall have willfully failed to perform in all material respects its covenants or agreements contained in the Merger Agreement which would have a Material Adverse Effect on the Company or materially adversely affect (or materially delay) the ability of Purchaser to consummate the Offer or of Parent, Purchaser or the Company to consummate the Merger, and the Company has not cured such breach within ten business days after notice by Parent or Purchaser thereof;

    (b) there exists a breach or breaches of any representation or warranty of the Company contained in the Merger Agreement such that the Offer condition set forth in clause (b)(i) of Annex I of the Merger Agreement would not be satisfied; PROVIDED, HOWEVER, that if such breach or breaches are capable of being cured prior to the consummation of the Offer (as required to be extended pursuant to Section 1.01(a) of the Merger Agreement), only if such breaches shall not have been cured within 10 days of delivery to the Company of written notice of such breach or breaches;

    (c) the Board of Directors of the Company (i) fails to recommend the approval of the Merger Agreement and the Merger to the Company's stockholders, (ii) withdraws or amends or modifies in a manner adverse to Parent its recommendation or approval in respect of the Merger Agreement or the Merger (it being understood that taking no position on a tender offer for the Company as contemplated by Rules 14d-9 and 14e-2 shall not be deemed a withdrawal, amendment or modification) or (iii) makes any recommendation with respect to an Acquisition Transaction, or the Board of Directors of the Company shall have resolved to take any of the foregoing actions referred to in this clause and publicly discloses such resolution; or

    (d) due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions set forth in Annex I of the Merger Agreement, Purchaser shall have (i) terminated the Offer in accordance with the provisions of Annex I of the Merger Agreement, or (ii) failed to pay for Shares pursuant to the Offer within 120 days following the date hereof, unless such failure to pay for Shares is a result of the failure of Parent or Purchaser to perform any of its covenants and agreements contained in the Merger Agreement.

    TERMINATION BY THE COMPANY. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of the Company, by action of the Board of the Directors of the Company, if:

    (a) Parent or Purchaser shall have failed to perform in all material respects its covenants or agreements contained in the Merger Agreement which would have a Material Adverse Effect on Parent or materially adversely affect (or materially delay) the ability of Purchaser to consummate the Offer or of Parent, Purchaser or the Company to consummate the Merger, and Parent or the Purchaser has not cured such breach within ten business days after notice by the Company thereof;

    (b) the representations and warranties of the Parent and Purchaser contained in the Merger Agreement at the date hereof and as of the consummation of the Offer with the same effect as if made at and as of the consummation of the Offer (except as to any such representation or warranty which speaks as of a specific date) shall not be true and correct in any respect that is reasonably likely to have a Material Adverse Effect on Parent (or if such representations and warranties are qualified by reference to materiality or a Material Adverse Effect on Parent, shall not be true and correct); provided, however, that if such breach or breaches are capable of being cured prior to the consummation of the Offer (as required to be extended pursuant to Section 1.01(a) of the Merger Agreement), only if such breaches shall not be cured within 10 days of delivery to Parent of written notice of such breach or breaches;

    (c) if (A)(x) the Company proposes entering into a definitive agreement with respect to a Superior Proposal or (y) the Board of Directors of the Company recommends a Third Party Acquisition Transaction which is an unsolicited all cash tender offer for any and all Shares and which constitutes a Superior Proposal, (B) the Company gives Parent the three business days' notice as required pursuant to the last sentence of
       Section 6.06(a) of the Merger Agreement, (C) if a counter-proposal was made by Parent within such three business day period, the Board of Directors of the Company has determined, in light of the counter-proposal, that the Third Party Acquisition Transaction (or proposal therefor) is still a Superior Proposal as required by the last sentence of Section 6.06(a) of the Merger Agreement and (D) the Company has paid to Parent by wire transfer or immediately available funds to an account specified by Parent a fee of $5.5 million immediately prior to such termination; or

    (d) if (i) Purchaser fails to commence the Offer as provided in Section 1.01 of the Merger Agreement, (ii) Purchaser fails to pay for Shares pursuant to the Offer within 120 days following the date of the Merger Agreement, unless such failure to pay for Shares is the result of the failure of the Company to perform any of its covenants and agreements contained in the Merger Agreement or (iii) Purchaser terminates the Offer in accordance with the provisions of Annex I of the Merger Agreement.

    In the event of termination of the Merger Agreement and abandonment of the Merger pursuant to Article VIII of the Merger Agreement, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to the Merger Agreement, except as provided in Section 8.05 of the Merger Agreement and except that nothing herein shall relieve any party from liability for any breach of the Merger Agreement.

    In the event of a termination of the Merger Agreement by Parent pursuant to
Section 8.02(c) of the Merger Agreement then, in any such case, the Company shall within two business days of such termination pay Parent by wire transfer or immediately available funds to an account specified by Parent a fee of $5.5 million.

    In the event of a termination of the Merger Agreement (i) pursuant to
Section 8.01(c) based on the Company's actions or omission or (d) under the Merger Agreement or (ii) by Parent pursuant to Section 8.02(a) or (b) of the Merger Agreement, and in the case of either clause (i) or clause (ii), prior to such termination any person shall have made a proposal with respect to an Acquisition Transaction with the Company or its stockholders, and, if prior to or within twelve months after such termination the Company or any subsidiary of the Company enters into a definitive agreement with a third party with respect to, or consummates, an Acquisition Transaction, then the Company, as a condition to and prior to the earlier of entering into any such definitive agreement and consummating an Acquisition Transaction, shall pay Parent by wire transfer or immediately available funds to an account specified by Parent, a fee of $5.5 million.

    Parent and Purchaser acknowledge that whenever a fee is payable by the Company to Parent pursuant Article VIII of the Merger Agreement, payment by the Company of such fee in accordance with the terms of the applicable paragraph shall be deemed a release of the Company from all liability under the Merger Agreement.

13. DIVIDENDS AND DISTRIBUTIONS

    The Merger Agreement provides that the Company shall not, and shall not permit any of its Subsidiaries to, prior to the Effective Time, without the prior written consent of Parent: (a) except for issuances of capital stock of the Subsidiaries to the Company or a wholly-owned Subsidiary, issue, reissue or sell, or authorize the issuance, reissuance or sale of (1) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options (including under any existing option plans) to acquire any convertible securities or capital stock, other than the issuance of Shares pursuant to the exercise of Options outstanding on the date of the Merger Agreement pursuant to the terms thereof as in effect on the date of the Merger Agreement, or (2) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date of the Merger Agreement;
(b) declare, set aside or pay any dividend or other distribution (whether in cash, capital stock, rights thereto or other assets, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between any of the Company and any of the wholly-owned Subsidiaries; or (c) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities.

14. CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provisions of the Offer, in addition to (and not in limitation of) the Purchaser's right to extend and amend the Offer at any time in its sole discretion (subject to the terms of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance for payment of or, subject to the regulations referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer, if (i) there are not validly tendered and not withdrawn prior to the expiration date for the Offer (the "Expiration Date") at least 4,602,460 of the outstanding Company Common Stock on the date of purchase (the "Minimum Condition") PROVIDED; that Purchaser shall only be required to accept for payment and to purchase up to 6,585,225 Shares,
(ii) any applicable waiting periods under the HSR Act or any applicable foreign antitrust statute shall not have expired or (iii) at any time on or after July 25, 1999 and before the expiration of the Offer, any of the following events shall occur:

    (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any domestic or foreign court or other Governmental Entity which, directly or indirectly, (i) prohibits, or makes illegal, the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement,
       (ii) renders Purchaser unable to accept for payment, pay for or purchase some or all of the Shares, (iii) imposes material limitations on the ability of Parent effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (iv) otherwise has a Material Adverse Effect on the Company;

    (b) (i) the representations and warranties of the Company contained in the Merger Agreement at the date of the Merger Agreement and as of the consummation of the Offer with the same effect as if made at and as of the consummation of the Offer (except as to any such representation or warranty which speaks as of a specific date) shall not be true and correct in any respect that is reasonably likely to have a Material Adverse Effect on the Company (or if such representations and warranties are qualified by reference to materiality or a Material Adverse Effect on the Company, shall not be true and correct), (ii) the Company shall have failed to perform in all material respects its covenants or agreements contained in the Merger Agreement which would have a Material Adverse Effect on the Company or materially adversely affect (or materially delay) the ability of Purchaser to consummate the Offer or of Parent, Purchaser or the Company to consummate the Merger, and the Company has not cured such breach within ten business days after notice by Parent or Purchaser thereof; or

    (c) it shall have been publicly disclosed that (i) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or entered into a definitive agreement or agreement in principle to acquire beneficial ownership of more than 25% of the Shares or any other class of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 25% of the Shares and (ii) such person or group shall not have tendered such Shares pursuant to the Offer;

    (d) (i) the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent (including by amendment of the Schedule 14D-9), its recommendation of the Offer, the Merger Agreement or the Merger, or recommended another proposal or offer, or the Company Board, shall have resolved to do any of the foregoing or (ii) the Company enters into any agreement to consummate any Acquisition Proposal with a Third Party;

    (e) the Merger Agreement shall have terminated in accordance with its terms;

    (f) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange, the Toronto Stock Exchange or the Nasdaq Stock Market which lasts twenty four hours, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States (whether or not mandatory) or (iii) any limitation (whether or not mandatory) by any United States or Canadian governmental authority on the extension of credit generally by banks or other financial institutions;

which in the good faith judgment of Parent, in any such case, and regardless of the circumstances (including any action or inaction by Parent) giving rise to such condition makes it inadvisable to proceed with the Offer or the acceptance for payment of or payment for the Shares.

    The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Parent and Purchaser and may be waived by Parent and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent and Purchaser. The failure by Parent and Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

    GENERAL. Except as otherwise disclosed herein or as set forth in the Merger Agreement, based on a review of publicly available filings by the Company with the Commission, neither Parent nor the Purchaser is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or the Merger or
(ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that such approval or action would be sought, except as described below under " -- STATE TAKEOVER STATUTES." While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company or the Purchaser or that certain parts of the businesses of the Company or the Purchaser might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. To the knowledge of Parent or Purchaser, there is no material legal proceeding currently pending in relation to the Offer to Purchase. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See "THE TENDER OFFER--14. Certain Conditions of the Offer."

    ANTITRUST COMPLIANCE. Under the HSR Act, and the rules that have been promulgated by the Federal Trade Commission and the Antitrust Division of the Department of Justice, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer and the Merger is subject to such requirements.

    There is a possibility that filings may have to be made with foreign governments under their pre-merger notification statutes. The filing requirements of various nations are being analyzed by the parties and, where necessary, such filings will be made.

    STATE TAKEOVER STATUTES. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places or business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. However, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that a state may, as a matter of corporate law, and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders; provided that such laws were applicable only under certain conditions.

    Based on information supplied by the Company, the Purchaser does not believe that any state takeover statutes purport to apply to the Offer or the Merger. Neither Parent nor the Purchaser has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

16. FEES AND EXPENSES

    Except as set forth below, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

    Parent has engaged DLJ as the Dealer Manager in connection with the Offer. In addition, DLJ is acting as financial advisor to Parent in connection with Parent's effort to acquire the Company. Parent has agreed to pay DLJ a fee of $500,000 upon the commencement of the Offer. If the Merger is consummated, or if an alternative transaction were to be completed resulting in the acquisition of all or substantially all of the business, securities or assets of the Company, Parent will pay to DLJ a transaction fee of $2,225,000, against which the $500,000 fee will be credited.

    Parent has also agreed to reimburse DLJ (in its capacity as Dealer Manager and financial advisor) for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, incurred in connection with its engagement, and to indemnify DLJ and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. DLJ renders various investment banking and other advisory services to Parent and its affiliates and is expected to continue to render such services, for which it has received and will continue to receive customary compensation from Parent and its affiliates.

    The Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation together with reimbursement for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws.

    In addition, ChaseMellon Shareholder Services, L.L.C. has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

17. MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    This Offer to Purchase contains statements which, to the extent that they are not recitations of historical fact, constitute "forward looking" statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words "estimate," "anticipate," "project," "intend," "expect," and similar expressions are intended to identify forward looking statements. All forward looking statements involve risks and uncertainties, including, without limitations, statements and assumptions with respect to future revenues, program performance and cash flows, the outcome of contingencies, including litigation and environmental remediation, anticipated costs of capital investments and planned dispositions, and the consummation of the Offer and the Merger. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date of this Offer to Purchase. Parent does not undertake any obligation to publicly release any revisions to forward looking statements to reflect events or circumstances or changes in expectations after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events. The forward looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act and 21E of the Exchange Act. For a discussion identifying some important factors that could cause actual results to vary materially from those anticipated in the forward looking statements, see Parent's filings with the Commission.

    Parent and the Purchaser have filed with the Commission a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1"), together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. The
Schedule 14D-9 is enclosed herewith and the Schedule 14D-1 and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in "THE TENDER OFFER--8. Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                   SCHEDULE I
                    INFORMATION CONCERNING THE DIRECTORS AND
                 EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER

    1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. Set forth in the table below are the names and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Parent.

    Unless otherwise indicated, each person identified below is employed by Parent and is a Canadian citizen. The principal business address of Parent and, unless otherwise indicated, the business address of each person identified below is 2488 Dunwin Drive, Mississauga, Ontario, Canada, L5L 1J9, (905) 608-8008.

                                CURRENT POSITIONS AND
NAME                           OFFICES HELD WITH PARENT        PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
----------------------------  --------------------------  -------------------------------------------------------
Eugene N. Melnyk............  Chairman of the Board and   Chairman of the Board and a Director since March 29,
                              Director                    1994, the effective date of the amalgamation of the
                                                          predecessor entities of Biovail, Biovail Corporation
                                                          International ("Biovail") and Trimel Corporation
                                                          ("Trimel"). Prior to that time, he had been the
                                                          Chairman of the Board of Biovail since October 1991 and
                                                          was instrumental in acquiring, financing and organizing
                                                          the companies or businesses that comprised Biovail. Mr.
                                                          Melnyk also founded Trimel and served as its President
                                                          and Chief Executive Officer from 1983 through July
                                                          1991.

Bruce D. Brydon.............  Chief Executive Officer     Chief Executive Officer since November 1997. He joined
                              and Director                Biovail as the Chief Executive Officer and President in
                                                          January 1995 and has been a Director since May 1995.
                                                          Prior to that time and since 1990 he had been
                                                          President, Managing Director and Chairman of the Board
                                                          of the Canadian Operations of Boehringer Mannheim. In
                                                          the late 1980s, Mr. Brydon served as President and CEO
                                                          of Beiersdorf Canada.

Robert A. Podruzny..........  President, Chief Operating  President and Chief Operating Officer since November
                              Officer and Director        1997. He joined Biovail as Vice President, Finance and
                                                          Chief Financial Officer in January 1996. Mr. Podruzny
                                                          came to Biovail from Browning-Ferris Industries Ltd.
                                                          where he served as the Chief Financial Officer and as a
                                                          Director of the Canadian operation from 1993 to 1995.
                                                          From 1987 to 1992, Mr. Podruzny served as General
                                                          Manager of the U.S. Health Promotion Division of MDS
                                                          Health Group, a Toronto-based medical services company.
                                                          Mr. Podruzny is a Chartered Accountant in Canada and
                                                          holds an MBA in finance.

                                CURRENT POSITIONS AND
NAME                           OFFICES HELD WITH PARENT        PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
----------------------------  --------------------------  -------------------------------------------------------
Kenneth C. Cancellara.......  Senior Vice President,      Senior Vice President and General Counsel in March
                              General Counsel, Secretary  1996, was appointed Secretary in April 1996, and has
                              and Director                been a Director since May 1995. Prior to that time, Mr.
                                                          Cancellara was a partner with the law firm of Cassels,
                                                          Brock and Blackwell since 1980 where he held many
                                                          positions including Chairman of the Executive Committee
                                                          and managing partner.

Rolf K. Reininghaus.........  Senior Vice President and   Senior Vice President and a Director since the
                              Director                    Amalgamation and has been President of Crystaal since
                                                          November 1997. Prior to that time, he had been the
                                                          President, Chief Operating Officer and a Director of
                                                          BCI since October 1991 and Executive Vice President and
                                                          a Director of Trimel Corp. or its affiliates since
                                                          November 1987. Prior to his employment by Trimel, Mr.
                                                          Reininghaus was the Marketing Manager of the Canadian
                                                          operations of Miles Pharmaceuticals, a division of
                                                          Bayer AG.

Kenneth G. Howling..........  Vice President and Chief    Vice President Finance and Chief Financial Officer in
                              Financial Officer           November 1997. Mr. Howling came to Biovail from Pharma
                                                          Patch Plc, a small bio-technology company involved in
                                                          transdermal drug delivery, where he served as Vice
                                                          President Finance and Chief Financial Officer from
                                                          November 1993 to November 1997. Mr. Howling served as
                                                          General Manager and Corporate Secretary from June 1991
                                                          to November 1993 and as Controller and Corporate
                                                          Secretary from June 1988 to June 1991 for Roberts
                                                          Company Canada Limited. Prior to that time, he spent 10
                                                          years in financial and general management positions
                                                          including positions with SmithKline Beecham, Bencard
                                                          Allergy Laboratories, McGraw Edison and Price
                                                          Waterhouse. Mr. Howling is a Certified Public
                                                          Accountant and received his Accounting degree from
                                                          Upsala College in New Jersey.

                                CURRENT POSITIONS AND
NAME                           OFFICES HELD WITH PARENT        PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
----------------------------  --------------------------  -------------------------------------------------------
Dr. Ken Albert..............  Vice President, Chief       Vice President, Chief Scientific Officer in January,
                              Scientific Officer          1999. Dr. Albert came to Biovail from Schein
                                                          Pharmaceutical Inc., where he had been the Vice
                                                          President, Research and Development from 1995 to 1998.
                                                          Prior to his tenure at Schein, Dr. Albert was Corporate
                                                          Director, Research and Development at Forest
                                                          Laboratories from 1988 to 1995 and prior to that time
                                                          he spent 14 years in senior Research and Development
                                                          positions at the Upjohn Company and Merck Sharp and
                                                          Dohme.

Wilfred G. Bristow..........  Director                    Director since the Amalgamation. Prior to that time, he
                                                          had been a Director of BCI since January 1993. Mr.
                                                          Bristow had been a senior investment advisor at Nesbitt
                                                          Thomson Inc., a Canadian investment banking firm, since
                                                          December 1991. From September 1975 to December 1991, he
                                                          served as vice president and director of Richardson
                                                          Greenshields of Canada, an investment banking firm. Mr.
                                                          Bristow is currently a director of Conversion
                                                          Industries, Inc., a merchant bank.

Roger Rowan.................  Director                    Board of Directors in June 1997. Mr. Rowan has been
                                                          President and Chief Operating Officer of Watt
                                                          Charmichael Inc., a private investment firm, since May
                                                          1994. Prior thereto, Mr. Rowan was the Executive Vice
                                                          President and Chief Operating Officer of Watt
                                                          Charmichael Inc. since 1991.

Robert Vujea................  Director                    Board of Directors in June 1997. Mr. Vujea has been
                                                          President of R & D Chemical Corporation, a chemical
                                                          manufacturer and distributor, since 1974. Prior hereto,
                                                          Mr. Vujea has held senior management positions within a
                                                          number of companies including American Greeting Card
                                                          Corporation, Cole National Corporation and Diverco
                                                          Incorporated.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the executive officers of the Purchaser. Unless otherwise indicated, each person identified below is employed by Parent and is a United States citizen. The principal business address of the Purchaser and, unless otherwise indicated, the business address of each person identified below is c/o Parent, 2488 Dunwin Drive, Mississauga, Ontario, Canada L5L 1J9,
(905) 608-8008. The Purchaser is a Delaware corporation.

                                CURRENT POSITIONS AND
NAME                           OFFICES HELD WITH PARENT        PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
----------------------------  --------------------------  -------------------------------------------------------
Eugene N. Melnyk............  Chairman of the Board and   Chairman of the Board and Director since formation in
                              Director                    July 1999. Chairman of the Board and a Director of
                                                          Biovail since March 29, 1994, the effective date of the
                                                          amalgamation of the predecessor entities of Biovail,
                                                          Biovail Corporation International ("Biovail") and
                                                          Trimel Corporation ("Trimel"). Prior to that time, he
                                                          had been the Chairman of the Board of Biovail since
                                                          October 1991 and was instrumental in acquiring,
                                                          financing and organizing the companies or businesses
                                                          that comprised Biovail. Mr. Melnyk also founded Trimel
                                                          and served as its President and Chief Executive Officer
                                                          from 1983 through July 1991.

Robert A. Podruzny..........  President and Director      President and Director since formation in July 1999.
                                                          President and Chief Operating Officer of Biovail since
                                                          November 1997. He joined Biovail as Vice President,
                                                          Finance and Chief Financial Officer in January 1996.
                                                          Mr. Podruzny came to Biovail from Browning-Ferris
                                                          Industries Ltd. where he served as the Chief Financial
                                                          Officer and as a Director of the Canadian operation
                                                          from 1993 to 1995. From 1987 to 1992, Mr. Podruzny
                                                          served as General Manager of the U.S. Health Promotion
                                                          Division of MDS Health Group, a Toronto-based medical
                                                          services company. Mr. Podruzny is a Chartered
                                                          Accountant in Canada and holds an MBA in finance.

Kenneth C. Cancellara.......  Senior Vice President,      Senior Vice President, Secretary and Director since
                              Secretary and Director      formation in July 1999. Senior Vice President and
                                                          General Counsel of Biovail in March 1996, was appointed
                                                          Secretary in April 1996, and has been a Director since
                                                          May 1995. Prior to that time, Mr. Cancellara was a
                                                          partner with the law firm of Cassels, Brock and
                                                          Blackwell since 1980 where he held many positions
                                                          including Chairman of the Executive Committee and
                                                          managing partner.

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, Certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust Company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:
                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

              By Mail:                       By Overnight Delivery:                  By Hand Delivery:

           P.O. Box 3301                       85 Challenger Road                 120 Broadway, 13th Floor
     South Hackensack, NJ 07606                 Mail Drop--Reorg                     New York, NY 10271
  Attn: Reorganization Department          Ridgefield Park, NJ 07660          Attn: Reorganization Department
                                        Attn: Reorganization Department

                           By Facsimile Transmission:

                                 (201) 296-4293
                                  To Confirm:
                                 (201) 296-4860

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust Company or other nominee for assistance concerning the Offer.

                     THE INFORMATION AGENT FOR THE OFFER IS

                                     [LOGO]

                                156 Fifth Avenue
                            New York, New York 10011
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885

                      THE DEALER MANAGER FOR THE OFFER IS:
                          DONALDSON, LUFKIN & JENRETTE
                                277 Park Avenue
                            New York, New York 10172
                           (877) 233-9567 (Toll-Free)